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SUPPLEMENT TO THE MASTER CUSTODY AGREEMENT HONG KONG- CHINA CONNECT SERVICE

[SPSA Account Model]

Date: August 18, 2016

To: The Bank of New York Mellon

Re: Hong Kong -China Connect Service

Dear Sir or Madam:

Reference is made to the Master Custody Agreement entered into between each investment company listed on Exhibit A thereto and The Bank of New York Mellon as custodian (BNYM) dated February 16, 1996, as amended or supplemented from time to time (CA). Each Series listed on Exhibit A hereto, or each Investment Company listed on Exhibit A hereto if no Series is listed with respect to such Investment Company, is each a "Client" with respect to this Letter. This letter (Letter) serves as a supplement to the CA. This Letter supersedes all prior supplements to the CA related to Hong Kong - China Connect Service.

This Letter relates to the Hong Kong- China Connect Service (as the same is defined in the Rules of the Stock Exchange of Hong Kong and as hereafter referred to in this Letter, the China Connect Service or Connect). Connect is a trading and clearing service between Shanghai Stock Exchange (SSE), China Securities Depository and Clearing Corporation Limited (China Connect Clearing House), the Stock Exchange of Hong Kong (SEHK) and the Hong Kong Stock Exchange's clearing and nominee company, Hong Kong Securities Clearing Company Ltd. (HKSCC). The service applies to securities (China Connect Securities) listed and traded on a China Connect Market via the China Connect Service.

Where used in this Letter, the term China Connect Market System has the meaning given to it in the Rules of the SEHK and the terms China Connect Market, China Connect Market Operator and China Connect Clearing Participant have the meanings given to them in the General Rules of the Central Clearing and Settlement Service established and operated by HKSCC (CCASS), as may be amended from time to time.

Client has indicated that it wishes to utilize the China Connect Service and this Letter sets out the terms and conditions upon which BNYM supports and provides access to Connect.

(a) In respect of the China Connect Securities, BNYM will (and is authorized to):

(i) as instructed, establish, maintain and operate a segregated account/sub-account and ledger for Client on its books and records and as required pursuant to the CA (BNYM China Connect Account); and

(ii) at BNYM's appointed subcustodian, the Hong Kong and Shanghai Banking Corporation Limited (Subcustodian), direct the establishment and maintenance in custody and safekeeping of such securities (China Connect Account).

Client acknowledges and agrees that in respect of the China Connect Securities and Connect, the Subcustodian and its clearing affiliate is participant with HKSCC and the Client is opting to utilize the Special Segregated Account (SPSA) offering available at HKSCC through the Subcustodian for multiple Broker appointment and dealing in China Connect Securities. An SPSA account or accounts will be established and maintained with HKSCC with respect to Client using Client's identity and i.d. code and Client shall provide all information as is reasonably required to open and maintain the same.

Client is referred to the matters in paragraphs (i) and (j) below regarding HKSCC and its account with China Connect Clearing House.

(b) In accordance with the requirements of the China Connect Service for trades of China Connect Securities to be on market, Client agrees and undertakes to ensure that all transfers of China Connect Securities into or out of a relevant SPSA account/China Connect Account that it instructs BNYM to effect: (i) will not, unless permitted by the China Securities Regulatory Commission (CSRC), be in relation to the trading of China Connect Securities other than through the relevant China Connect Market System (as de tined in the Rules of the SEHK); and/or (ii) will only be made on a "no change of beneficial ownership" basis (excepting as noted in paragraph (d) below).

(c) Client instructions issued to BNYM for trades of China Connect Securities through Connect (Instructions) must be in the China Connect Service format required by BNYM (as specified in the BNYM service level description (Service Level Description) from time to time) that enables the special process detailed in the Service Level Description and such Instructions must be received by BNYM by the BNYM deadline (as specified \in the Service Level Description from time to time). Client shall be responsible for all trade instructions issued to its broker engaged for trades in China Connect Securities and for the service as provided by BNYM under this Letter, Client is engaging its own broker or brokers (Broker which term will include HSBC Broker unless specified) for Connect. BNYM is not party to any brokerage arrangement or agreement entered into between Client and any Broker and takes no responsibility for such brokerage services. Where the Client engages Hong Kong and Shanghai Banking Corporation Limited and its broker affiliate company to act as a broker (HSBC Broker), the special HSBC terms outlined in paragraph (e) below will apply. Client must ensure that Instructions it provides to BNYM are correct and at all times consistent with the trading instructions it issues to a Broker. Client acknowledges and agrees that, prior to issuing trading instructions, it must ensure it has: (i) sufficient Yuan Renminbi - CNH, or, as the case may be, US Dollars-USD or Hong Kong Dollars-HKD for a purchase of China Connect Securities in its Cash Account (as defined below); and/or (ii) sufficient China Connect Securities for a sale of China Connect Securities in its BNYM China Connect Account and corresponding SPSA account/China Connect Account

(d) Client shall provide such information as may be required for Connect, including the particulars of its appointed Brokers from time to time and Client authorizes HNYM to disclose such details to the Subcustodian. Client acknowledges and agrees that the pre-trade checking procedure of SEHK will be carried out against the relevant SPSA account(s) and balances of securities must be satisfactory for this procedure and for the Client's executing Brokers (and the Client is responsible for ensuring sufficient China Connect Securities for a sale as noted in paragraph (c) above). Client further authorizes the performance of all acts and taking of all actions (such acts and actions described in this paragraph (d), the Settlement Tasks) which either of BNYM or the Subcustodian considers in its discretion necessary for completing the settlement of trades of China Connect Securities. Such Settlement Tasks shall include but are not limited to generating settlement instructions in respect of the trades and effecting the transfer of the relevant China Connect Securities of a trade into or out of the relevant SPSA account/China Connect Account.

(e) Client further acknowledges and agrees that settlement of sale or purchase trades may not occur on the trade date. Client's title, property or interests in China Connect Securities shall be subject to the "Securities on-hold" provisions of the General Rules of CCASS pursuant to which title, property or interest in any China Connect Securities shall not pass to a purchaser unless and until HKSCC has       received payment in full for such securities and such payment is good and irrevocable or otherwise agreed by HKSCC. Accordingly, settlement can occur on trade date if executing brokers and their cash clearing bank agents are able to utilize the same day cash settlement run to achieve settlement on trade date but this is not mandatory and settlement may still occur later than the trade date (T+ 1) where the same day cash settlement run is not utilized and a buying broker/counterparty's payment is only received fully and irrevocably in the morning of T+1 (local time).  For a sale the Subcustodian will debit the relevant China Connect Securities from the relevant SPSA account/China Connect Account and provide provisional credit of settlement and proceeds which BNYM will then credit to the Client cash account(s) with BNYM which is designated for use in respect of such China Connect Account (Cash Account) on the trade date. However, the Subcustodian may reverse/recall any provisional credit (and BNYM reserves the right to reverse/recall such credit as made in the Cash Account) in the event of buying broker/counterparty default or any other failure to receive funds. Where there is a requirement for a reversal/recall of credit, Client shall be responsible for having available funds for such reversal/recall and BNYM reserves the right to charge the relevant Cash Account tor the expenses of providing funds (including in circumstances where the Subcustodian requires the payment of such expenses). Such remedies as may be available for recovery will be tor the Client to pursue through HKSCC under the General Rules of CCASS and its Delimit Participant policy and the defaulting buying broker/counterparty.

Where, however, HSBC Broker is the executing Broker for the Client on a sale trade. the settlement mentioned above is always on the basis that the trade will be on a delivery versus payment basis on trade date subject to the Client meeting its requirements under paragraph (c) above and BNYM thereby issuing settlement instructions (i.e. this is HSBC offered synthetic delivery versus payment).

Purchase trades and their settlement will be dependent on the executing Broker for the Client meeting the requirements of full, good and irrevocable payment to HKSCC as noted above (settlement can occur on trade date or may be deferred to T+1 as explained above) and will be on an receive versus payment basis.

Paragraph (g) below details the exceptional circumstances in which trades may fail.

(f) Client acknowledges and agrees that BNYM shall not be liable for paying and/or reporting any tax, levy, impost, duty, assessment, deduction, charge or withholding of a similar nature, and any addition, penalty or interest payable in connection with any failure to pay or any delay in paying any of the same that may be charged or chargeable on or in respect of the holding, trading and/or income, interests and other entitlements that may be derived from the China Connect Account (Taxes), nor responsible for the obligation to withhold Taxes or comply with any filing or registration obligations regarding Taxes except as otherwise required by any applicable law, rule, operating procedure, order, directive, notice, guidance, market practice or request (in all cases whether or not having the force of law) of any government agency, court of competent jurisdiction, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority (the foregoing, Applicable Requirements), Where BNYM or any of its affiliates, or the Subcustodian or any of its affiliates, are required to do any of the above by such Applicable Requirements, Client undertakes to reimburse and indemnity BNYM or its affiliates on demand for the amount of Taxes that BNYM has paid and to provide such information as BNYM may require to fulfil its duties within the timeframe which BNYM advises. For the avoidance of doubt, Client acknowledges and agrees that neither the Subcustodian nor BNYM is providing Client with any advice in relation to Taxes nor is the Subcustodian or BNYM acting as agent or representative with respect to such Taxes.

(g) Trades can fail in certain circumstances (including if the Client fails to adhere to the terms of this Letter and instructions to BNYM are not forthcoming or are late), Where there is a failure of delivery        of China Connect Securities from the relevant SPSA account/China Connect Account to the executing Broker, a buy-in procedure will be commenced under provisions of the General Rules of CCASS against that executing Broker and the "Securities on hold" provisions for delivery (and withholding from selling arrangement) will apply to all China Connect Securities of that same security/share or ISIN in the relevant SPSA account/China Connect Account (i.e. not just the quantity of the fail) and these impacted securities will remain on-hold/blocked until resolution, The Client may be made responsible for the costs of this by the executing Broker. Where there is a failure of delivery by the executing Broker to buyer broker/counterparty, the Client may be impacted even though the "fail" is not the Client's trade because the "Securities on hold" provisions for delivery (and withholding from selling arrangement) will apply to all China Connect Securities of that same security/share or ISIN in the relevant participant account of the executing Broker and all these impacted securities will remain on-hold/blocked until resolution, Where there is a failure on a purchase, the Broker may settle in the market and hold shares on its participant account, but cash will not be debited from the Client, however, the Broker may claim its cost of funding and expenses from the Client. Client acknowledges and agrees it understands and accepts the matters set out in this paragraph (g) (together with paragraph (e) above),

(h) Client acknowledges and agrees that it is the investor in the China Connect Securities and shall be responsible for the consequences of trading of China Connect Securities through the China Connect Service. Client therefore further acknowledges and agrees that it understands and shall comply with all applicable laws, rules, regulations, orders, directives, guidelines, market practice, notices, operating procedures, policies or requests of any government agency, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority with competent jurisdiction (whether or not having the force of law and as the same may be amended) which shall include, but is not limited to, China Connect Clearing House, HKSCC, SEHK, a China Connect Market Operator and CCASS generally and as each of the same concern the China Connect Service, activities arising from the China Connect Service and/or regarding investments in China Connect Securities, Such applicable laws, rules and regulations shall include, but shall not be limited to: (i) any restrictions on investments in China Connect Securities (Investment Restrictions); (ii) percentage limits that may be imposed on the maximum holdings of a non-PRC (People's Republic of China) investor (either on its own or in aggregate with other non-PRC investors) in China Connect Securities (Foreign Ownership Limits); and (iii) disclosure of interest reporting obligations in respect of China Connect Securities (Disclosures of Interest). For the avoidance of doubt, Client acknowledges and agrees that: (i) BNYM's duties and service provision does not comprise any investment advice and BNYM takes no responsibility for advising or verifying whether Client is eligible to invest in China Connect Securities and Client should undertake its own due diligence and take advice under its own laws, regulations and applicable investment criteria/limitations as to the suitability of such investment; and (ii) neither BNYM nor the Subcustodian shall be responsible for monitoring any Investment Restrictions or Foreign Ownership Limits applicable to any China Connect Securities or for making any Disclosures of Interest in any China Connect Securities.

(i) Client acknowledges and agrees that China Connect Securities are held centrally by HKSCC for the account of the CCASS Participant (in this case the Subcustodian and its affiliate) in an omnibus account with China Connect Clearing House and that HKSCC and China Connect Clearing House are intermediaries and depositories in Hong Kong and the People's Republic of China and, accordingly will be subject to the requirements and laws of these jurisdictions and as the same apply to Client's title, property or interests in such China Connect Securities.

(j) Client understands that China Connect Securities arc uncertificated and are held by HKSCC in the account maintained by HKSCC with China Connect Clearing House, and, as such, that the China Connect Securities credited to Client's China Connect Account are not registered or recorded with       China Connect Clearing House in Client's name, Subcustodian's name or BNYM's name. All China Connect Securities will be recorded in the name of HKSCC With China Connect Clearing House. BNYM cannot guarantee nor does it take any liability or responsibility for Client's investment in China Connect Securities and Client's title, property and interest in China Connect Securities and any ability to enforce the same by virtue of this registration (and the position of HKSCC stated under paragraph (i) above) and the relevant property rights, insolvency rules and procedures and remedies under the laws and regulations of Hong Kong or the People's Republic of China (and any conflict between the same).

(k) Client acknowledges and agrees that under the General Rules of CCASS, if HKSCC receives insufficient funds or securities from the China Connect Clearing House to meet HKSCC's aggregate liabilities to China Connect Clearing Participants, it may make a partial or pro rata payment or delivery to China Connect Clearing Participants to whom such liabilities are due, and that should HKSCC elect to make such a partial or pro rata payment or delivery with respect to Client's China Connect Service transactions Client hereby indemnifies and shall hold BNYM harmless, and, further, Client shall have no recourse against BNYM for the balance of any money or securities.

(l) Client acknowledges and agrees that there are certain responsibilities, risks and limitations presented to, and imposed upon, it in respect of use of the China Conned Service. These include the following (such list is not exhaustive): Investment Restrictions responsibilities, risks and limitations and Foreign Ownership Limits and Disclosures of Interest (all as detailed above), unavailability of an investor compensation fund, lack of support for certain trading strategies (such as day trading and short selling), limitations on exercise of shareholder rights and benefits, suspension of trading without cause or notice, trade failure or trade rejection at SEHK, tax liability, strict settlement practices, loss recovery limitations, market rules, counterparty insolvency risk and responsibility for the matters under paragraph (j) above.

(m) Client acknowledges and agrees that BNYM shall not be liable, or in any way responsible, for acts, omissions, errors, timeliness, default and/or solvency of any broker (including HSBC Broker and any other Broker), stock exchange, depository or clearing entity in connection with the China Connect Service.

(n) Client shall indemnify and hold BNYM harmless from any liabilities, costs and expenses (including, without limitation, overdraft charges and market fines): (i) arising from the provision of BNYM's services for the China Connect Service, except such as may arise from any negligent action, negligent failure to act or willful misconduct on the part of BNYM; and (ii) arising from any provision of Instructions to BNYM that- (x) are late or received after specified deadlines, (y) do not match an instruction to Client's broker or which require a trade of a type not supported under BNYM's services in respect of Connect or (z) in general, arc not in accordance with BNYM's requirements as referred to in this Letter. Further, Client shall have no recourse against BNYM for any loss, cost, expense, claim or action arising from broker error or infringement in connection with transactions for China Connect Securities.

(o) Client acknowledges and agrees that it will pay the fees and expenses to BNYM for BNYM's services under this Letter as agreed between Client and BNYM (and as such fees and expenses are amended from time to time).

(p) If Client wishes to terminate its use of the China Connect Service under this Letter with BNYM it will provide 30 days written notice of termination to BNYM. BNYM may terminate its provision of services under this Letter with respect to Client by 60 days written notice of termination to Client. Client agrees that the Subcustodian may terminate or cease to provide its services or support the China Connect Service either generally or in respect of Client and Client is at risk of such termination if paragraphs (c) and (d) above and any other terms of this Letter are breached (HSBC Termination). BNYM shall by written notice to Client terminate its services under this Letter with respect to Client at such time that the HSBC Termination takes place.

Without limitation to the foregoing, Client authorizes BNYM and the Subcustodian to perform any such acts (or refrain from taking any such acts) as BNYM or the Subcustodian considers in their respective discretion necessary or advisable for complying with CCASS and all relevant market rules for the China Connect Service, and with all instructions issued to BNYM or a Broker and all Settlement Tasks and other requirements (whether in relation to Taxes or otherwise). Client further agrees to provide all assistance that BNYM may reasonably require in performing such acts required by applicable law or regulation.

This Letter and the agreements, undertakings and indemnities given herein are supplemental and additional to the provisions of the CA and are not intended in any way to modify or eliminate the rights and obligations of BNYM to the Clients under the CA or the Foreign Custody Manager Agreement between BNYM and the Clients dated May 16, 2001 (the "FCM Agreement"), including without limitation provisions governing the standard of care owed by BNYM to the Clients, which provisions shall apply to this Letter as if this Letter were part of the CA and the FCM Agreement. This Letter shall be governed by and construed in accordance with the same governing law as in the CA.

Agreed and accepted by

/s/LORI A. WEBER

Lori A. Weber, Vice President

For and on behalf of each investment company listed on Exhibit A attached hereto

Date:

Acknowledged by

/s/MICHAEL KEENAN

The Bank of New York Mellon

Michael Keenan

EXHIBIT A

INVESTMENT COMPANY	ORGANIZATION	SERIES-- (if applicable)
Franklin Alternative Strategies Funds	Delaware Statutory Trust	Franklin K2 Alternative Strategies Fund
Franklin K2 Global Macro Opportunities Fund
Franklin K2 Long Short Credit Fund

Franklin Custodian Funds	Delaware Statutory Trust	Franklin Dynatech Fund
Franklin Focused Growth Fund
Franklin Growth Fund
Franklin Income Fund
Franklin Utilities Fund

Franklin Floating Rate Master Trust	Delaware Statutory Trust	Franklin Floating Rate Master Series

Franklin Global Trust	Delaware Statutory Trust	Franklin Global Real Estate Fund
Franklin International Growth Fund
Franklin International Small Cap Growth Fund
Franklin Emerging Market Debt Opportunities Fund
Franklin Global Listed Infrastructure Fund

Franklin Gold and Precious Metals Fund	Delaware Statutory Trust

Franklin High Income Trust	Delaware Statutory Trust	Franklin High Income Fund

Franklin Investors Securities Trust	Delaware Statutory Trust	Franklin Balanced Fund
Franklin Convertible Securities Fund
Franklin Equity Income Fund
Franklin Floating Rate Daily Access Fund
Franklin Low Duration Total Return Fund
Franklin Real Return Fund
Franklin Total Return Fund

Franklin Managed Trust	Delaware Statutory Trust	Franklin Rising Dividends Fund

Franklin Money Fund	Delaware Statutory Trust

Franklin Mutual Series Funds	Delaware Statutory Trust	Franklin Mutual Beacon Fund
Franklin Mutual European Fund
Franklin Mutual Financial Services Fund
Franklin Mutual Global Discovery Fund
Franklin Mutual International Fund
Franklin Mutual Quest Fund
Franklin Mutual Shares Fund

Franklin Real Estate Securities Trust	Delaware Statutory Trust	Franklin Real Estate Securities Fund

Franklin Strategic Mortgage Portfolio	Delaware Statutory Trust

Franklin Strategic Series	Delaware Statutory Trust	Franklin Biotechnology Discovery Fund
Franklin Flex Cap Growth Fund
Franklin Flexible Alpha Bond Fund
Franklin Focused Core Equity Fund
Franklin Growth Opportunities Fund
Franklin Natural Resources Fund
Franklin Small Cap Growth Fund
Franklin Small-Mid Cap Growth Fund
Franklin Strategic Income Fund
Franklin Global Government Bond Fund

Franklin Templeton International Trust	Delaware Statutory Trust

Franklin Templeton Variable Insurance Products Trust	Delaware Statutory Trust	Franklin Flex Cap Growth VIP Fund
Franklin Global Real Estate VIP Fund
Franklin Growth and Income VIP Fund
Franklin High Income VIP Fund
Franklin Income VIP Fund
Franklin Large Cap Growth VIP Fund
Franklin VolSmart Allocation VIP Fund
Fund Franklin Rising Dividends VIP Fund
Franklin Small- Mid Cap Growth VIP Fund
Franklin Small Cap Value VIP Fund
Franklin Founding Funds Allocation VIP Fund
Franklin U.S. Government Securities VIP Fund Franklin Mutual Global Discovery VIF' Fund Franklin Mutual Shares VIP Fund
Franklin U.S. Government Securities VIP Fund
Franklin Mutual Global Discovery VIP Fund
Franklin Mutual Shares VIP Fund
Templeton Global Bond VIP fund

Franklin Value Investors Trust	Delaware Statutory Trust	Franklin Balance Sheet Investment Fund
Franklin MicroCap Value Fund
Franklin MidCap Value Fund Franklin Small Cap Value Fund
Franklin Small Cap Value Fund

Templeton Global Investment Trust	Delaware Statutory Trust	Templeton Global Balanced Fund (formerly Templeton Income Fund)
Templeton Dynamic Equity Fund

Templeton Income Trust	Delaware Statutory Trust	Templeton Global Total Return Fund
Templeton International Bond Fund

Closed End Funds:

Franklin Limited Duration Income Trust	Delaware Statutory Trust

Franklin Universal Trust	Massachusetts Business Trust